As filed with the Securities and Exchange Commission on June 20, 2008 (Registration No. 333-______)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
CONSOLIDATED GRAPHICS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	76-0190827 (I.R.S. Employer Identification No.)
5858 Westheimer, Suite 200, Houston, Texas, 77057
(Address of Principal Executive Offices)
Consolidated Graphics, Inc.
Long-Term Incentive Plan
(Full title of the plan)
Joe R. Davis
Chief Executive Officer
5858 Westheimer, Suite 200
Houston, Texas 77057
(Name and address of agent for service)
(713) 787-0977
(Telephone number, including area code, of agent for service)
Copies to:
Ricardo Garcia-Moreno
Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Fax: (713) 236-5432
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price(2)	registration fee
Common Stock par value $0.01 per share(3)	550,000 (4)	$55.18	$30,349,000	$1,192.72

(1)	Pursuant to Rule 416(a) under the Securities Act, there is also being registered such additional number of shares of Common Stock that become available under the plan because of events such as recapitalizations, stock dividends, stock splits or similar transactions effected without the receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	The registration fee for such shares was calculated in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Common Stock as reported on The New York Stock Exchange on June 16, 2008.

(3)	Includes associated rights to purchase 1/100th of one share of Series A Preferred Stock for each share of Common Stock pursuant to a Rights Agreement between the Company and American Stock Transfer and Trust Company, as rights agent, which until the occurrence of certain specified events are attached to and trade with the shares of Common Stock being registered hereby.

(4)	These shares represent the additional shares which were added to the Plan pursuant to an amendment which was approved by the Company’s shareholders on August 2, 2007.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 550,000 shares of common stock of Consolidated Graphics, Inc. (the “Company”), par value $.01 per share (the “Common Stock”), pursuant to an amendment to the Company’s Long-Term Incentive Plan, as amended (the “Plan”). The Company previously registered 4,035,000 shares of Common Stock for issuance pursuant to the Plan. The contents of the Registration Statements on Form S-8 (No. 33-87192, No. 333-13737, No. 333-66019 and No. 333-121201) previously filed with the Securities and Exchange Commission (“Commission”) on December 8, 1994, October 8, 1996, October 22, 1998 and December 13, 2004, respectively, relating to the previous registration of shares are incorporated herein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Company’s Long-Term Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          The Company incorporates by reference in this registration statement the following documents and information previously filed with the Commission, except for any matter reported on a Current Report on Form 8-K under Item 2.02 or 7.01, which is deemed furnished, not filed, with the Commission and is therefore not incorporated herein by reference:
(1)	Annual Report on Form 10-K for the fiscal year ended March 31, 2008;

(2)	The current reports on Form 8-K as filed by the Company with the Commission on May 7, 2008, May 29, 2008 and June 17, 2008; and

(3)	The description of the capital stock of the Company (including rights held pursuant to the Rights Agreement dated as of December 15, 1999 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of summary of Rights to Purchase Shares) set forth in its Form 8-A filed with the Commission on December 23, 1999, as twice amended by Forms 8-A/A filed on July 13, 2006 and September 28, 2007.
          In addition, all documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 and Item 7.01 on any current report on Form 8-K) subsequent to the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.
          Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
          Not applicable.

Item 5. Interests of Named Experts and Counsel.
          Not applicable.
Item 6. Indemnification of Directors and Officers.
          Article 2.02-1 of the Texas Business Corporation Act provides that a corporation may indemnify any director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because he is or was a director or officer, provided that the director or officer (i) conducted himself in good faith, (ii) reasonably believed (a) in the case of conduct in his official capacity, that his conduct was in the corporation’s best interests, and (b) in all other cases, that his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Subject to certain exceptions, a director or officer may not be indemnified if the person is found liable to the corporation or if the person is found liable on the basis that he improperly received a personal benefit. Under Texas law, reasonable expenses incurred by a director or officer may be paid or reimbursed by the corporation in advance of a final disposition of the proceeding after the corporation receives a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification and a written undertaking by or on behalf of the director or officer to repay to the corporation such expenses if it is ultimately determined that the director or officer is not entitled to indemnification by the corporation. Texas law requires a corporation to indemnify an officer or director against reasonable expenses incurred in connection with a proceeding in which he is named defendant or respondent because he is or was a director or officer if he is wholly successful in defense of the proceeding.
          Texas law also permits a corporation to purchase and maintain insurance or another arrangement on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under Article 2.02-1.
          The Company’s Bylaws, as amended (the “Bylaws”), provide for the indemnification of its officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted under the Texas Business Corporation Act. Such indemnification may be made even though directors and officers would not otherwise be entitled to indemnification under other provisions of the Bylaws. The Company has entered into indemnification agreements with its directors and certain of its officers that contractually provide for indemnification and expense advancement. Both the Bylaws and the agreements include related provisions meant to facilitate the indemnitees’ receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken and (iii) the establishment of certain presumptions in favor of an indemnitee. The benefits of certain of these provisions are available to an indemnitee only if there has been a change in control (as defined). In addition, the Company may purchase directors and officers liability insurance policies for its directors and officers.
          The above discussion of Article 2.02-1 of the Texas Business Corporation Act and of the Company’s Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such statute and the Bylaws.
Item 7. Exemption from Registration Claimed.
          Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1*	Consolidated Graphics, Inc. Long-Term Incentive Plan (Consolidated Graphics, Inc. Registration Statement on Form S-8 (as filed with the Commission on December 8, 1994) SEC File No. 0-24068, Exhibit 4.3).

4.2*	Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended through May 9, 2008 (reflecting 4,585,000 shares of Common Stock authorized to be issued thereunder) (Consolidated Graphics, Inc. Form 10-K (as filed with the Commission on May 29, 2008) SEC File No. 001-12631, Exhibit 10.1).

4.3*	Rights Agreement dated as of December 15, 1999 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of summary of Rights to Purchase Shares (Consolidated Graphics, Inc. Form 8-K (December 15, 1999) SEC File No. 0-24068, Exhibit 4.1).

4.4*	Amendment to Rights Agreement dated as of July 10, 2006 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company and the related Summary of Rights to Purchase Stock, as amended (Consolidated Graphics, Inc. Form 8-A/A (July 13, 2006), Exhibits 2 and 3).

4.5*	Second Amendment to Rights Agreement dated as of September 25, 2007 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company and the related Summary of Rights to Purchase Stock, as amended (Consolidated Graphics, Inc. Form 8-A/A (September 28, 2007), Exhibits 3 and 4).

4.6*	Specimen Certificate for the Company’s common stock, $0.01 par value (as filed with the Company’s Form 10-K, (March 31, 1998) SEC. File No. 0-24068, Exhibit 4).

5.1	Opinion of Haynes and Boone, LLP regarding the legality of the securities being offered.

23.1	Consent of Haynes and Boone, LLP (set forth in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24	Power of Attorney (set forth on signature page).

*	Incorporated by reference.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 20, 2008.

CONSOLIDATED GRAPHICS, INC.
By:	/s/ Joe R. Davis
Joe R. Davis
Chief Executive Officer and Chairman of the Board of Directors

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints Joe R. Davis and Jon C. Biro, each with full power to act alone, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.
          Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title with Consolidated Graphics, Inc.	Date

/s/ Joe R. Davis Joe R. Davis	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	June 20, 2008

/s/ Jon C. Biro Jon C. Biro	Executive Vice President and Chief Financial and Accounting Officer (Principal Financial Accounting Officer)	June 20, 2008

/s/ Larry J. Alexander Larry J. Alexander	Director	June 20, 2008

/s/ Brady F. Carruth Brady F. Carruth	Director	June 20, 2008

/s/ Gary L. Forbes Gary L. Forbes	Director	June 20, 2008

Signature	Title with Consolidated Graphics, Inc.	Date

/s/ James H. Limmer James H. Limmer	Director	June 20, 2008

/s/ Hugh N. West, M.D. Hugh N. West, M.D.	Director	June 20, 2008

Exhibit Index

Exhibit Number	Description

4.1*	Consolidated Graphics, Inc. Long-Term Incentive Plan (Consolidated Graphics, Inc. Registration Statement on Form S-8 (as filed with the Commission on December 8, 1994) SEC File No. 0-24068, Exhibit 4.3).

4.2*	Consolidated Graphics, Inc. Long-Term Incentive Plan, as amended through May 9, 2008 (reflecting 4,585,000 shares of Common Stock authorized to be issued thereunder) (Consolidated Graphics, Inc. Form 10-K (as filed with the Commission on May 29, 2008) SEC File No. 001-12631, Exhibit 10.1).

4.3*	Rights Agreement dated as of December 15, 1999 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company, as Rights Agent, which includes as Exhibit A the Certificate of Designations of Series A Preferred Stock, as Exhibit B the form of Right Certificate and as Exhibit C the form of summary of Rights to Purchase Shares (Consolidated Graphics, Inc. Form 8-K (December 15, 1999) SEC File No. 0-24068, Exhibit 4.1).

4.4*	Amendment to Rights Agreement dated as of July 10, 2006 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company and the related Summary of Rights to Purchase Stock, as amended (Consolidated Graphics, Inc. Form 8-A/A (July 13, 2006), Exhibits 2 and 3).

4.5*	Second Amendment to Rights Agreement dated as of September 25, 2007 between Consolidated Graphics, Inc. and American Stock Transfer and Trust Company and the related Summary of Rights to Purchase Stock, as amended (Consolidated Graphics, Inc. Form 8-A/A (September 28, 2007), Exhibits 3 and 4).

4.6*	Specimen Certificate for the Company’s common stock, $0.01 par value (as filed with the Company’s Form 10-K, (March 31, 1998) SEC. File No. 0-24068, Exhibit 4).

5.1	Opinion of Haynes and Boone, LLP regarding the legality of the securities being offered.

23.1	Consent of Haynes and Boone, LLP (set forth in Exhibit 5.1).

23.2	Consent of KPMG LLP.

24	Power of Attorney (set forth on signature page).

*	Incorporated by reference.